Exhibit 4.1

AMENDMENT NO. 5 AND WAIVER TO LOAN GUARANTEE AGREEMENT

This Amendment No. 5 and Waiver to the Loan Guarantee Agreement, dated as of March 7, 2019 (this “Agreement”), is between Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia (the “Borrower”), and the U.S. Department of Energy, an agency of the United States of America, acting by and through the Secretary of Energy (or appropriate authorized representative thereof) (“DOE”).

WHEREAS, the Borrower and DOE have entered into that certain Loan Guarantee Agreement, dated as of February 20, 2014 (such agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Loan Guarantee Agreement”).

WHEREAS, the Borrower and DOE desire to amend the Loan Guarantee Agreement as provided below;

WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 1 to Loan Guarantee Agreement, dated as of June 4, 2015;

WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 2 to Loan Guarantee Agreement, dated as of March 9, 2016;

WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 3 to Loan Guarantee Agreement, dated as of July 27, 2017;

WHEREAS, the Borrower and DOE have entered into that certain Amendment No. 4 to Loan Guarantee Agreement, dated as of December 8, 2017;

WHEREAS, pursuant to a request letter, dated as of March 7, 2019, attached hereto as Exhibit A, and certain other communications, the Borrower (i) has requested an Advance for March 15, 2019 (the “March 2019 Advance”) and (ii) asked DOE to approve certain waivers in connection with the March 2019 Advance;

WHEREAS, pursuant to Section 2.2.3(a) (Mechanics for Requesting Advances; Advance Notice), in the case of an Advance in an amount equal to or greater than $500,000,000 and less than $2,000,000,000, the Borrower must deliver an appropriately completed Advance Notice with respect to such Advance to DOE, with a copy to the Lender’s Engineer, not less than twenty (20) Business Days prior to the Requested Advance Date;

WHEREAS, pursuant to Section 4.2 (Conditions Precedent to Each Advance), no advances are permitted until the conditions in Section 4.2 are satisfied or waived in writing. Among other things, Section 4.2.2 (Invoices and Lien Waivers) requires the Borrower to deliver to DOE copies of (i) lien waivers and releases with respect to all work reflected in each invoice of the EPC Contractor that are the subject of an Advance under Section 4.2.2(b), and (ii) the invoices identified in Section 4.2.2(a), (c) and (e);

WHEREAS, pursuant to Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements), no Advances are permitted under Article 4 (Conditions Precedent to Advances) until the conditions in Section 10.23 are satisfied.  Among other things, Section 10.23 requires amending the Loan Guarantee Agreement to reflect the Replacement EPC Arrangements;

WHEREAS, pursuant to Section 10.5 (Amendment or Waiver), any amendment or waiver under the Loan Guarantee Agreement must be in writing and signed by the Borrower and DOE;

WHEREAS, DOE is willing to grant the waivers herein under the terms and subject to the conditions stated herein; and

WHEREAS, the Borrower and DOE desire to amend the Loan Guarantee Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                                          Definitions.

Capitalized terms used and not defined in this Agreement have the meanings provided in the Loan Guarantee Agreement.  Unless otherwise indicated, all section references are to the Loan Guarantee Agreement.

Section 2.                                          Amendments.

The Borrower and DOE by their respective signatures below hereby agree that the Loan Guarantee Agreement is amended by:

(a)                                       modifying Exhibit A (Definitions) in accordance with Annex A;

(b)                                       replacing the references to “Project Milestone Schedule” in Section 4.2.1(a) (Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture) and Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections) with “Summary Project Milestone Schedule — Regulatory Based”;

(c)                                        adding the phrase “or otherwise acceptable to DOE” immediately following “Exhibit C-2” in Section 4.2.6(a) (Advance Certificates);

(d)                                       replacing paragraph (i) (EPC Contractor) of Section 5.26 (U.S. Government Requirements) in its entirety with the representations attached hereto as Annex B;

(e)                                        replacing Section 6.1 (Information Covenants) in its entirety with the information covenants attached hereto as Annex C;

(f)                                         replacing the last sentence of clause (iii) of paragraph (h) (Davis-Bacon Act) of Section 6.13 (Compliance with Certain U.S. Government Requirements) with the following:  “This information shall be provided (a) no less than ten (10) Business Days prior to the occurrence of such Davis-Bacon Action, where such Davis-Bacon Action could reasonably be expected to result in a need for a new wage determination, or (b) in all other cases, through the Borrower’s monthly reports delivered pursuant to Section 6.1(a).”;

(g)                                        replacing Section 7.7(c) (Limitations on Certain Types of Contracts) in its entirety with the restrictions attached hereto as Annex D;

(h)                                       replacing paragraph 14 (Forward-Looking Statements) in Exhibit B (Rules of Interpretation) with the provisions attached hereto as Annex E;

(i)                                           replacing Exhibit M (Form of Project Cost Spreadsheet) in its entirety with the form attached hereto as Annex F; and

(j)                                          adding the following to Schedule 5.7 (Required Consents):  “On February 12, 2018, Georgia Interfaith Power & Light, Inc. and Partnership for Southern Equity, Inc. filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order (the “GIPL/PSE Action”), and (2) on March 8, 2018, Georgia Watch filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order and denial of Georgia Watch’s motion for reconsideration, (together with the GIPL/PSE Action, the “Pending Appeals”), each of which Pending Appeals was dismissed by the Superior Court of Fulton County and each of which Pending Appeals is currently before the Georgia Court of Appeals.”

Section 3.                                          Waivers

(a)                                 Subject to the terms and conditions of this Agreement, DOE, by its signature below, acting in reliance on the representations and warranties of the Borrower contained herein, hereby:

(i)                                     (1) waives compliance with Section 2.2.3(a) (Mechanics for Requesting Advances; Advance Notice), solely with respect to the delivery of the Advance Notice for the March 2019 Advance less than twenty (20) Business Days prior to the Requested Advance Date for the March 2019 Advance and (2) agrees that the Advance Notice for the March 2019 Advance may instead be submitted no later than six (6) Business Days prior to the Requested Advance Date for the March 2019 Advance (i.e., by March 7, 2019);

(ii)                                  waives compliance with (1) Section 4.2.2(b) (Invoices and Lien Waivers) solely with respect to the delivery of any lien waivers related to the Interim Assessment Agreement and (2) Section 4.2.2(a), (c) and (e) (Invoices and Lien Waivers) solely with respect to the delivery of the invoices described therein; provided that, on or prior to the Advance Notice Date for the March 2019 Advance, DOE shall have received certification from the Borrower:

(1) that (A) the Borrower has paid all amounts required under the Interim Assessment Agreement, (B) GPC, on behalf of itself and as Owners’ Agent, has filed a claim in the Chapter 11 bankruptcy proceeding of Westinghouse and WECTEC (the “Debtors”) seeking reimbursement of, among other things, approximately $56.4 million previously paid under the Interim Assessment Agreement (the “Disputed Payment Amount”); and (C) while Wind Down Co, the entity responsible for administering the Debtors’ obligations under the confirmed plan of reorganization has asserted claims that could result in the Debtors retaining less than all of the funds in the Disputed Payment Amount, to the Knowledge of the Borrower, neither Wind Down Co nor any other party has asserted that the Borrower is required to make further payments under the Interim Assessment Agreement beyond the payments previously made by the Borrower; and

(2) that the Borrower made available for review by the Lender’s Engineer true, correct and complete copies of the following invoices relating to Project Costs incurred (together with other evidence reasonably acceptable to DOE for Borrower-specific Eligible Project Costs paid during the period from July 1, 2016 to June 30, 2018):

(I) through June 30, 2018:  each invoice (a) of the EPC Contractor (under the EPC Contract and the Interim Assessment Agreement), (b) of Fluor Enterprises (as described in the Interim Assessment Agreement and the related letter agreement dated March 30, 2017), (c) of Westinghouse Electric Company LLC and WECTEC Global Project Services Inc. (collectively or individually, the “Service Provider”) under the Services Agreement, (d) of Bechtel Power Corporation (the “CCA Contractor”) and (e)(i) for the period of April 1, 2017 through June 30, 2017, (A) that is in an amount in excess of $100,000 and (B) eight legal invoices with respect to Project Costs, (ii) for the period of July 1, 2017 through September 30, 2017, (A) that is in an amount in excess of $150,000, and (B) eight legal invoices with respect to Project Costs (iii) for the period of October 1, 2017 through December 31, 2017, (A) that is in an amount in excess of $400,000, and (B) eight legal invoices with respect to Project Costs, and (iv) with respect to each quarter within the period of January 1, 2018 through June 30, 2018, (A) 15 invoices in an amount in excess of $500,000 and (B) five legal invoices with respect to Project Cost; and

(II) in addition, a true and correct sample of other invoices for Project Costs sufficient to bring the total number of invoices reviewed (inclusive of those identified in paragraph (I) immediately above) to: (a) for the period of April 1, 2017 through June 30, 2017, 89, (b) for the period of July 1, 2017 through September 30, 2017, 91, (c) for the period of October 1, 2017 through December 31, 2017, 80, (d) for each of the three month-periods ending March 31, 2018 and June 30, 2018, 45 other invoices for Project Costs, in each case that is the subject of the requested Advance; and

(iii)                               waives (1) compliance with Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements) solely for the purposes of the March 2019 Advance and the submission of the Advance Notice for the March 2019 Advance and (2) any Potential Default or any Event of Default under Section 8.1(d) (Events of Default — Covenants and Other Agreements) solely to the extent that the submission of the Advance Notice for the March 2019 Advance failed to comply with any of the terms and conditions in Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements);

provided that:

(i)                                     each of the other conditions precedent in Section 4.2 (Conditions Precedent to Each Advance) have been satisfied, as determined in all cases by DOE;

(ii)                                  the Owners have made a determination to continue construction of the Project;

(iii)                               on or prior to the Advance Notice Date for the March 2019 Advance (or as otherwise expressly provided herein), DOE shall have received (including, as applicable, information made available on the Restricted Data Site and made available for review by employees of the Lender’s Engineer in accordance with Section 6.1(q) (Restricted Data Site)):

(A)                               copies of the most recent updates of each of the Completion Assessment, the Project Milestone Schedule, the Summary Project Milestone Schedule — Working Plan, the Summary Project Milestone Schedule — Regulatory Based, the Construction Budget and the Base Case Projections;

(B)                               access to such information as DOE shall have reasonably requested in connection with completing its review of the documents listed in paragraph (A) above;

(C)                               copies of each requested invoice, lien waiver and release with respect to each of the EPC Contractor (under the EPC Contract and the Interim Assessment Agreement), the Service Provider and the CCA Contractor

through June 30, 2018 (other than lien waivers and releases with respect to work performed by the EPC Contractor under the Interim Assessment Agreement), in each case accompanied by a certification of the Borrower that such copies are true, correct and complete;

(D)                               to the extent not already provided as of the date of this Agreement, fully executed originals of each of the following documents dated and delivered to DOE at least six (6) Business Days prior to the Advance Date, each satisfactory to DOE (collectively, the “New Transaction Documents”; and items (1) through (3) below, collectively, the “New Loan Documents”):

(1)              the Bechtel Direct Agreement;

(2)              the Westinghouse Direct Agreement;

(3)              the CCA Guarantor Direct Agreement;

(4)              the Services Agreement;

(5)              the Construction Completion Agreement;

(6)              the Facility Licenses; and

(7)              the Bechtel Guarantee;

(E)                                from each of the CCA Contractor and CCA Guarantor, its most recent audited and unaudited Financial Statements;

(F)                                 opinion of Eversheds Sutherland (US) LLP, special counsel to the Borrower, dated and delivered to DOE at least six (6) Business Days prior to the Advance Date, with respect to matters of New York, Georgia and Federal law, including (i) due authorization, execution and delivery and enforceability against the Borrower of the New Loan Documents, (ii) receipt of all Governmental Approvals necessary to enter into the New Loan Documents, and that such Governmental Approvals are in full force and effect and all applicable appeal periods have expired, except for any waiting periods and appeals that have been disclosed to DOE, and (iii) absence of conflicts with law, material agreements identified in such opinion letter or Organizational Documents of the Borrower;

(G)                               opinion of in-house counsel to Westinghouse Electric Company LLC, dated and delivered to DOE at least six (6) Business Days prior to the Advance Date, with respect to, among other things, due authorization, execution and delivery of the Services Agreement, the Facility Licenses and the Westinghouse Direct Agreement;

(H)                              opinion of in-house counsel to the CCA Contractor and the CCA Guarantor, dated and delivered to DOE at least six (6) Business Days prior to the Advance Date, with respect to, among other things, due authorization, execution and delivery of the Transaction Documents to each is a party; and

(I)                                   opinion of special counsel to the Owner’s Agent, dated and delivered to DOE at least six (6) Business Days prior to the Advance Date, with respect to, among other things, the enforceability against the Owner’s Agent of the Construction Completion Agreement, the Services Agreement and the Facility Licenses.

(J)                                   certification from the Borrower that:

(1)                                 to the Borrower’s Knowledge, the Operator is not in breach of its obligations under the Letter Agreement for Construction Services, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project;

(2)                                 to the Borrower’s Knowledge, the CCA Contractor is not in breach of its obligations under the Construction Completion Agreement, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project;

(3)                                 to the Borrower’s Knowledge, the Service Provider is not in breach of its obligations under the Services Agreement, the Westinghouse Direct Agreement, the IP License, and the Triggering Event IP License, except for any such  breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project; and

(4)                                 as of the Advance Notice Date and the Advance Date no PAE has occurred for which at least 90% of the Ownership Interests in the Project have not been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project;

(iv)                              on or prior to the Advance Date for the March 2019 Advance, DOE shall have notified the Borrower that it has completed its review of the Replacement EPC Arrangements; and

(b)                                 The parties agree that the amendments in Section 2 (Amendments) of this Agreement do not satisfy the requirements of Section 10.23(a)(iv) (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements).

Section 4.                                          Covenant.

Borrower by its signature below hereby agrees to deliver to DOE no later than July 31, 2019, one or more opinions of special counsel to the Borrower with respect to creation and perfection of security interests with respect to the Services Agreement, the Construction Completion Agreement, the Facility Licenses and the Bechtel Guarantee if no similar opinion has been delivered to DOE by such date in connection with the amendment and restatement of the Loan Guarantee Agreement.

Section 5.                                          Representations and Warranties of Borrower.

The Borrower by its signature below hereby represents and warrants, as of the date hereof, that:

a.                                            it is an electric membership corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to execute, deliver, perform and observe the terms and conditions of this Agreement;

b.                                            this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to Bankruptcy Laws and general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity;

c.                                             the Borrower has duly authorized, executed and delivered this Agreement, and neither its execution and delivery hereof nor its consummation of the transactions contemplated hereby nor its compliance with the terms hereof (i) contravenes its Organizational Documents, (ii) contravenes any Governmental Rules where such contravention would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iii) contravenes or results in any breach or constitutes any default under any Governmental Judgment, where such contravention, breach or default would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed, (iv) contravenes or results in any breach or constitutes any default under, or results in or requires the creation of any Lien upon any of its revenues, properties or assets under, any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except where such contravention, breach or default would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or (v) requires the consent or approval of any Person which has not been obtained; and

d.                                            (i) no Potential Default (other than any Potential Default that would become a Specified Event of Default) or Event of Default (other than any Specified Event of Default) has occurred and is continuing or would occur after giving effect to this Agreement and (ii) to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing or would occur after giving effect to this Agreement.

Section 6.                                          Miscellaneous

a.                                            The waivers set forth herein shall be effective only in the specific instance described herein and for the specific purpose for which they were given, and, except as expressly provided herein, nothing herein shall constitute a waiver by DOE of any Potential Default or Event of Default or a waiver by DOE of any right, power or remedy available to DOE or the other Secured Parties under the Loan Guarantee Agreement, whether any such defaults, rights, powers or remedies presently exist or arise in the future.  Without limiting the generality of the foregoing, no other change, amendment, consent or waiver with respect to the terms and provisions of any other Transaction Document is intended or contemplated hereby (which terms and provisions remain unchanged and in full force and effect).  Nothing herein shall be construed as or deemed to be (i) a waiver or consent by DOE or the other Secured Parties under the Loan Guarantee Agreement of any past, present or future breach or non-compliance with any terms or provisions contained in any Transaction Document, except as expressly provided herein, or (ii) a guide to, or an intent or indication of, future actions or decisions by DOE or the other Secured Parties under the Loan Guarantee Agreement.

b.                                            This Agreement is a Loan Document.  The Loan Guarantee Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified.

c.                                             This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States of America. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the parties hereto that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.

d.                                            This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

e.                                             Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or representatives as of the day and year first above written.

U.S. DEPARTMENT OF ENERGY,
as Guarantor

By:	/s/ Hernan Cortes for Robert Marcum
	Name:	Robert Marcum
	Title:	Director, Portfolio Management Division

[Amendment No. 5 to Loan Guarantee Agreement - Signature Page]

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION),
as Borrower

By:	/s/ Elizabeth B. Higgins
Name: Elizabeth B. Higgins
Title: Executive Vice President and Chief Financial Officer

[Amendment No. 5 to Loan Guarantee Agreement - Signature Page]

Exhibit A

Request Letter

(Attached)

[Oglethorpe Letterhead]

March 7, 2019

United States Department of Energy
Loan Programs Office, U.S. Department of Energy

1000 Independence Ave. S.W.

Washington, D.C. 20585

Attention:  Mr. John Sneed, Executive Director Loan Programs Office, U.S. Department of Energy

Re:                             Loan Guarantee Agreement dated as of February 20, 2014, as amended (the “LGA”), between Oglethorpe Power Corporation (An Electric Membership Corporation), as Borrower (the “Borrower”), and U.S. Department of Energy (“DOE”), relating to Vogtle Electric Generating Plant, Units 3 and 4 (“Vogtle 3 and 4” or “Project”)

Ladies and Gentlemen:

This letter is being delivered to DOE in connection with the Borrower’s Advance Notice, dated on or about the date hereof, for a $585,000,000 Advance on March 15, 2019, under its Future Advance Promissory Note No. 2 (the “March 2019 Advance”). This letter sets forth certain requests by the Borrower for amendments to the LGA and waivers of terms and conditions under the LGA in connection with the March 2019 Advance. Capitalized terms used and not otherwise defined in this letter shall have their respective meanings specified in the LGA, as modified by Annex A hereto. Unless otherwise indicated, all section, article and exhibit references are references to the LGA.

Background

Pursuant to Sections 2.2.3(a) (Mechanics for Requesting Advances; Advance Notice), 4.2 (Conditions Precedent to Each Advance) and 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements), the March 2019 Advance is not permitted under the LGA until certain conditions set forth therein are satisfied or waived in writing. Among other conditions, (i) Section 2.2.3(a) (Mechanics for Requesting Advances; Advance Notice) requires the Borrower to deliver an appropriately completed Advance Notice to DOE not less than twenty (20) Business Days prior to any Requested Advance Date, in the case of an Advance in an amount equal to or greater than $500,000,000 and less than $2,000,000,000, (ii) Section 4.2.2 (Invoices and Lien Waivers) requires the Borrower to deliver to DOE copies of (a) lien waivers and releases with respect to all work reflected in each invoice of the EPC Contractor that are the subject of an Advance and (b) certain invoices, and (iii) Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements) prohibits Advances under Article

4 (Conditions Precedent to Advances) until the conditions set forth in Section 10.23 (among other things, requiring an amendment to the LGA to reflect the Replacement EPC Arrangements) are satisfied.

Advance Notice Period

DOE has indicated to the Borrower that it is willing to accommodate the Borrower’s proposed schedule for the March 2019 Advance by waiving the requirement that the Advance Notice for the March 2019 Advance be delivered to DOE twenty (20) Business Days prior to the Requested Advance Date for the March 2019 Advance and requiring instead that the Advance Notice for the March 2019 Advance be delivered to DOE six (6) Business Days prior to the Requested Advance Date for the March 2019 Advance (i.e., by March 7, 2019).

Lien Waivers and Invoices

As of the date hereof, the EPC Contractor had not delivered and is not expected to deliver lien waivers and releases associated with the Interim Assessment Agreement. The Borrower will certify, however, in the Borrower Advance Date Certificate for the March 2019 Advance that (i) the Borrower has paid all amounts required under the Interim Assessment Agreement, (ii) GPC, on behalf of itself and as Owners’ Agent, has filed a claim in the Chapter 11 bankruptcy proceeding of Westinghouse and WECTEC (the “Debtors”) seeking reimbursement of, among other things, approximately $56.4 million previously paid under the Interim Assessment Agreement (the “Disputed Payment Amount”) and (iii) while Wind Down Co, the entity responsible for administering the Debtors’ obligations under the confirmed plan of reorganization has asserted claims that could result in the Debtors retaining less than all of the funds in the Disputed Payment Amount, to the Knowledge of the Borrower, neither Wind Down Co nor any other party has asserted that the Borrower is required to make further payments under the Interim Assessment Agreement beyond the payments previously made by the Borrower.

In addition, in light of the significant changes to the contractual arrangements relating to the Project following the bankruptcy of the EPC Contractor, the Borrower, DOE and the Lender’s Engineer have discussed and developed an updated set of invoice delivery requirements that more appropriately reflect the current Project structure.

Replacement EPC Arrangements

DOE has indicated to the Borrower that it is willing to waive the Borrower’s compliance with Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements) solely for purposes of the March 2019 Advance, provided that DOE has received, among other items, (a)(i) copies of the most recent updates of each of the Completion Assessment, the Project Milestone Schedule, the Summary Project Milestone Schedule — Regulatory Based, the Summary Project Milestone Schedule — Working Plan, the Construction Budget and the Base Case Projections, (ii) access to such information as DOE shall have reasonably requested in connection with completing its review of the documents listed in the preceding clause (i), (iii) copies of each requested invoice, lien waiver and release with respect to each of the EPC Contractor (under the EPC Contract and the Interim Assessment Agreement), the Service Provider and the CCA

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Contractor through June 30, 2018 (other than lien waivers and releases with respect to work performed by the EPC Contractor under the Interim Assessment Agreement), (iv) copies of other specified invoices and (v) copies of certain Additional Project Documents and Loan Documents entered into in connection with the Replacement EPC Arrangements, in each case accompanied by a certification of the Borrower that such copies are true, correct and complete; (b) from each of the CCA Contractor and the CCA Guarantor, its most recent audited and unaudited Financial Statements; and (c) certain legal opinions from counsel to the Borrower, in-house counsel to Westinghouse Electric Company LLC, in-house counsel to the CCA Contractor and the CCA Guarantor and special counsel to the Owners’ Agent, in each case relating to certain Additional Project Documents and Loan Documents entered into in connection with the Replacement EPC Arrangements.

To induce DOE’s consent and waiver as requested herein, the Borrower will certify to DOE that (i) to the Borrower’s Knowledge, the Operator is not in breach of its obligations under the Letter Agreement for Construction Services, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project; (ii) to the Borrower’s Knowledge, the CCA Contractor is not in breach of its obligations under the Construction Completion Agreement, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project; (iii) to the Borrower’s Knowledge, the Service Provider is not in breach of its obligations under the Services Agreement, the Westinghouse Direct Agreement, the IP License, and the Triggering Event IP License, except for any such breach that could not reasonably be expected to have a material adverse effect on the completion or operation of the Project; and (iv) as of the Advance Notice Date and the Advance Date for the March 2019 Advance no PAE has occurred for which at least 90% of the Ownership Interests in the Project have not been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project.

Requested Amendments

The LGA provides, pursuant to Section 10.5 (Amendment or Waiver), that any amendment or waiver under the LGA must be in writing and signed by the Borrower and DOE. To allow the Borrower to proceed with the March 2019 Advance, the Borrower hereby requests DOE agree to the following amendments:

(a)                                 modifying Exhibit A (Definitions) in accordance with Annex A;

(b)                                 replacing the references to “Project Milestone Schedule” in Section 4.2.1(a) (Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture) and Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections) with “Summary Project Milestone Schedule — Regulatory Based”;

(c)                                  adding the phrase “or otherwise acceptable to DOE” immediately following “Exhibit C-2” in Section 4.2.6(a) (Advance Certificates);

(d)                                 replacing paragraph (i) (EPC Contractor) of Section 5.26 (U.S. Government Requirements) in its entirety with the representations attached hereto as Annex B;

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(e)                                  replacing Section 6.1 (Information Covenants) in its entirety with the information covenants set forth in Annex C;

(f)                                   replacing the last sentence of clause (iii) of paragraph (h) (Davis-Bacon Act) of Section 6.13 (Compliance with Certain U.S. Government Requirements) with the following:  “This information shall be provided (a) no less than ten (10) Business Days prior to the occurrence of such Davis-Bacon Action, where such Davis-Bacon Action could reasonably be expected to result in a need for a new wage determination, or (b) in all other cases, through the Borrower’s monthly reports delivered pursuant to Section 6.1(a).”;

(g)                                  replacing Sections 7.7(c) (Limitations on Certain Types of Contracts) in its entirety with the restrictions set forth in Annex D;

(h)                                 replacing paragraph 14 (Forward-Looking Statements) in Exhibit B (Rules of Interpretation) with the provisions attached hereto as Annex E; and

(i)                                     replacing Exhibit M (Form of Project Cost Spreadsheet) in its entirety with the form attached hereto as Annex F;

(j)                                    adding the following to Schedule 5.7 (Required Consents):  “On February 12, 2018, Georgia Interfaith Power & Light, Inc. and Partnership for Southern Equity, Inc. filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order (the “GIPL/PSE Action”), and (2) on March 8, 2018, Georgia Watch filed an action in the Superior Court of Fulton County, State of Georgia, seeking judicial review of the Georgia PSC’s issuance of the seventeenth Construction Monitoring Order and denial of Georgia Watch’s motion for reconsideration, (together with the GIPL/PSE Action, the “Pending Appeals”), each of which Pending Appeals was dismissed by the Superior Court of Fulton County and each of which Pending Appeals is currently before the Georgia Court of Appeals.”

The Borrower acknowledges that none of the foregoing amendments will satisfy the requirement of Section 10.23(a)(iv) (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements).

Requested Waivers and Agreements

Further, the Borrower requests that DOE:

(a)                                 (i) waive compliance with Section 2.2.3(a) (Mechanics for Requesting Advances; Advance Notice), solely with respect to the delivery of the Advance Notice for the March 2019 Advance less than twenty (20) Business Days prior to the Requested Advance Date for the March 2019 Advance and (ii) agree that the Advance Notice for the March 2019 Advance may instead be submitted no later than six (6) Business Days prior to the Requested Advance Date for the March 2019 Advance (i.e., by March 7, 2019);

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(b)                                 waive compliance with (1) Section 4.2.2(b) (Invoices and Lien Waivers) solely with respect to the delivery of any lien waivers related to the Interim Assessment Agreement and (2) Section 4.2.2(a), (c) and (e) (Invoices and Lien Waivers) solely with respect to the delivery of the invoices described therein; provided that, on or prior to the Advance Notice Date for the March 2019 Advance, DOE shall have received certification from the Borrower that:

(I) the Borrower has paid all amounts required under the Interim Assessment Agreement, and

(II) the Borrower made available for review by the Lender’s Engineer true, correct and complete copies of the following invoices relating to Project Costs incurred through June 30, 2018 (together with other evidence reasonably acceptable to DOE for Borrower-specific Eligible Project Costs paid during the period from July 1, 2016 to June 30, 2018):

(1) each invoice (a) of the EPC Contractor (under the EPC Contract and the Interim Assessment Agreement), (b) of Fluor Enterprises (as described in the Interim Assessment Agreement and the related letter agreement dated March 30, 2017), (c) of Westinghouse Electric Company LLC and WECTEC Global Project Services Inc. (collectively or individually, the “Service Provider”) under the Services Agreement, (d) of Bechtel Power Corporation (the “CCA Contractor”) and (e)(i) for the period of April 1, 2017 through June 30, 2017, (A) that is in an amount in excess of $100,000 and (B) eight legal invoices with respect to Project Costs, (ii) for the period of July 1, 2017 through September 30, 2017, (A) that is in an amount in excess of $150,000, and (B) eight legal invoices with respect to Project Costs (iii) for the period of October 1, 2017 through December 31, 2017, (A) that is in an amount in excess of $400,000, and (B) eight legal invoices with respect to Project Costs, and (iv) with respect to each quarter within the period of January 1, 2018 through June 30, 2018, (A) 15 invoices in an amount in excess of $500,000 and (B) five legal invoices with respect to Project Cost; and

(2) in addition, a true and correct sample of other invoices for Project Costs sufficient to bring the total number of invoices reviewed (inclusive of those identified in paragraph (1) immediately above) to: (a) for the period of April 1, 2017 through June 30, 2017, 89, (b) for the period of July 1, 2017 through September 30, 2017, 91, (c) for the period of October 1, 2017 through December 31, 2017, 80, (d) for each of the three month-periods ending March 31, 2018 and June 30, 2018, 45 other invoices for Project Costs, in each case that is the subject of the requested Advance;

(c)                                  waive (i) compliance with Section 10.23 (Interim Agreement Prior to Completion Assessment and Replacement EPC Arrangements) solely for the purposes of the March 2019 Advance and the submission of the Advance Notice for the March 2019 Advance and (ii) any Potential Default or Event of Default under Section 8.1(d) (Events of Default — Covenants and Other Agreements) solely to the extent that the submission of the Advance Notice for the March 2019 Advance fails to comply with any of the terms and conditions in Section 10.23 (Interim

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Agreement Prior to Completion Assessment and Replacement EPC Arrangements).

Other

The Borrower also will provide customary representations and warranties relating to the amendment and waiver instrument.

If you have any questions or need any additional information, please contact the undersigned at (770) 270-7168 or betsy.higgins@opc.com.

[Signature on the following page]

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Sincerely,

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION),
a Georgia electric membership corporation,
as Borrower

By:	/s/ Elizabeth B. Higgins
Name:	Elizabeth B. Higgins
Title:	Executive Vice President and Chief Financial Officer

[OPC March 2019 Advance Request Letter — Signature Page]

Annex A

Loan Guarantee Agreement Exhibit A (Definitions)

a.                                      The following defined terms are to be added in the appropriate alphabetical order in Exhibit A (Definitions):

“Approval to Continue”  Following the occurrence of a PAE, a vote of the Owners under the Owners Continuation Agreement and Amendment has occurred and at least 90% of the Ownership Interests in the Additional Units have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project.

“Bechtel Direct Agreement” The Consent to Assignment, dated as of March 1, 2019 among the Borrower, the CCA Contractor and DOE.

“Bechtel Guarantee” The Guarantee Agreement, dated as of October 23, 2017, by the CCA Guarantor in favor of GPC, acting for itself and as Owners’ Agent.

“CCA Contractor” Bechtel Power Corporation.

“CCA Guarantor” Bechtel Nuclear, Security & Environmental, Inc.

“CCA Guarantor Direct Agreement” The Consent to Assignment, dated as of March 1, 2019 among the Borrower, the CCA Guarantor and DOE.

“CCA Monthly Reports” As defined in Section 6.1(a)(ii) (Monthly Construction Progress Reports).

“CCA Protected Information” Any “Protected Information” as defined in the Construction Completion Agreement.

“Construction Completion Agreement” The Construction Completion Agreement, dated as of October 23, 2017, between GPC acting for itself and as Owners’ Agent and the CCA Contractor.

“Deferral Period” As defined in the Owners Continuation Agreement and Amendment.

“Global Amendment” The Global Amendments to Vogtle Additional Units Agreements, dated as of February 15, 2019, among the Owners.

“GPC Loan Guarantee Agreement” The Loan Guarantee Agreement, dated as of the Guarantee Issuance Date, between GPC and DOE.

“Interim Assessment Agreement” The Interim Assessment Agreement, dated March 29, 2017, by and among the Owners and the Service Provider.

“Owners’ Continuation Agreement and Amendment” The Agreement Regarding Additional Participating Party Rights and Amendment No. 3 to Ownership Agreement and Amendment No. 4 to Development Agreement, dated as of November 2, 2017, by and among the

Owners, as amended by that certain First Amendment dated August 31, 2018, and as further amended by the Global Amendment.

“PAE” As defined in the Owners’ Continuation Agreement and Amendment.

“Summary Project Milestone Schedule — Regulatory Based” The level one schedule of significant development, construction and completion milestones that the Owners’ Agent projects would be consistent with completing the Project in accordance with the then-current projected in-service dates in the most recent Construction Monitoring Report (with individual milestone dates representing a straight-line extension of the comparable individual milestone dates in the Summary Project Milestone Schedule — Working Plan or such other adjustments identified by the Owners’ Agent), as updated from time to time and delivered pursuant to Section 6.1(a) (Information Covenants — Monthly Construction Progress Reports).

b.                                      The following defined terms found in Exhibit A (Definitions) are to be amended as marked below:

“Additional Project Document”  Any of the following: (a) any contract entered into after the Guarantee Issuance Date by the Borrower, the Owners~~'~~’ Agent (if the Owners~~'~~’ Agent is acting on behalf of and would bind the Borrower) or the Operator in connection with the Project (i) under which the Borrower, the Owners~~'~~’ Agent or the Operator (as applicable) would reasonably be expected to have obligations or liabilities in the aggregate in excess of one hundred million Dollars ($100,000,000), (ii) that the Borrower reasonably determines is for the supply or installation of equipment for which limited sourcing is available, (iii) (A) in connection with any lease financing of nuclear fuel for the Project or (B) for the disposal of nuclear fuel for the Project or (C) the supply of fuel assemblies and/or related required software for the Project (including the BEACON Software Agreement (if any)), (iv) for the provision of nuclear operating services, or (v) for the construction of the Transmission Facilities under which the Borrower, the Owners~~'~~’ Agent (if the Owners~~'~~’ Agent is acting on behalf of and would bind the Borrower) or the Operator (as applicable) would reasonably be expected to have obligations or liabilities in the aggregate in excess of ten million Dollars ($10,000,000), ~~or (b~~(b) any replacement of a Principal Project Document or (c) any guarantee, letter of credit, surety bond or other performance security in favor of the Borrower, the Owners~~'~~’ Agent or the Operator (as applicable) provided after the Guarantee Issuance Date pursuant to the ~~EPC Contract~~IP Agreements or pursuant to any contract described in clause (a) or (b).  Any agreement with respect to the purchase of fuel (excluding the fuel assemblies) for the Project shall not be considered an Additional Project Document.

“Advance Schedule”  A schedule (provided in Microsoft Excel format) detailing the expected dates and amounts of proposed Advances under the FFB Note Purchase Agreement and Base Funding contributions to fund Project Costs, in each case consistent in all material respects with the most recent Construction Monitoring Report, the Construction Budget and the Summary Project Milestone Schedule — Regulatory Based, prepared by the Borrower, as updated from time to time in accordance with Section 4.2.1 (Conditions Precedent to Each Advance - Updated Advance Schedule; Application of Advance Proceeds; Security under Mortgage Indenture).

“Alternate Amortization Event”  The occurrence of any of the following events, and, in the case of the events described in clauses (i) through (iii) and (v) through (vii), the failure of the Borrower to remedy such event within ninety (90) days after (A) the Borrower has Knowledge of such event or (B) receipt of notice from DOE or FFB, shall constitute an Alternate Amortization Event:

(i)                                     either COL shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect (following the exhaustion of all regulatory and judicial rights of appeal by the Operator, the Owners’ Agent and the Borrower);

(ii)                                  (A) any Required Consent (other than the COLs) necessary for the construction, completion or operation of the Project shall be revoked, terminated, or determined to be invalid or shall cease to be in full force and effect, (following the exhaustion of all regulatory and judicial rights of appeal by the Operator, the Owners’ Agent and the Borrower) or (B) the Borrower, the Owners’ Agent or the Operator shall be required to suspend construction or operation of the Project as a result of the failure to receive any Required Consent; provided, that no Alternate Amortization Event under this clause (ii)(B) shall occur so long as the Borrower, the Owners~~'~~’ Agent or the Operator (as applicable) is diligently pursuing receipt of such Required Consent (including pursuit of regulatory or judicial rights of appeal to the extent applicable) and believes in good faith that such Required Consent (or a functional equivalent thereto that will permit the Project to resume construction or operation, as applicable) is capable of being obtained;

(iii)                               an Event of Taking occurs that results in the inability of the Project to be completed or operated;

(iv)                              the (A) cessation of construction of the Project or the failure of the Borrower to fund its share of operation and maintenance expenses attributable to Borrower’s Undivided Interest in the Project under the applicable Transaction Documents, in each case, for a period of twelve (12) consecutive months, or (B) abandonment of the Project, including GPC taking any material action to effectuate cancellation of the Project in connection with exercising its right to cancel the Project under Section 5.3(b) (Standards of Conduct) or Section 7.11(c)(iii) (Alternative Contribution Percentages) of the Ownership Agreement or Section 3.8 (Cancellation) of the Development Agreement;

(v)                                 either (A) (1) the certification and/or certification orders issued by the Georgia PSC in GPSC Docket No. 27800 shall be revoked, terminated, cancelled or determined to be invalid, or the Georgia PSC shall otherwise issue an order directing GPC to cancel its participation in the Project, in either case following the exhaustion of all regulatory and judicial rights of appeal by the Borrower or GPC or (2) the Georgia PSC shall issue an order authorizing GPC to cancel its participation in the Project and GPC elects to cancel its participation in the Project or (B) the Georgia PSC either disallows or shall not permit GPC to recover any amount of Project Costs (as defined in the GPC Loan Guarantee Agreement) through rates regulated by the Georgia PSC, unless, in the case of (A) or (B), as applicable, the Borrower is continuing to fund Base Project Costs and Overrun Project Costs notwithstanding the Georgia PSC action, and DOE has not received any notification from the Borrower that it will no longer fund such Project

Costs;

(vi)                              with respect to either Unit, all or substantially all of the Improvements are destroyed or become permanently inoperative as a result of an Event of Loss, and such Improvements are not repaired or restored following such Event of Loss;

(vii)                           a Change of Control occurs;

(viii)                        an Intellectual Property Event occurs, unless such Intellectual Property Event is capable of being remedied, and such Intellectual Property Event is remedied to DOE’s satisfaction within ninety (90) days (or such longer period acceptable to DOE) following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such Intellectual Property Event; provided, that no Alternate Amortization Event under this clause (viii) shall occur so long as the Borrower, the Owners’ Agent or the Operator (as applicable) is diligently pursuing a cure for such Intellectual Property Event pursuant to its right under the Project Documents or the Borrower acquires the applicable Technology and Intellectual Property Rights from the holder thereof; ~~or~~

(ix)                              (A) the EPC Contractor terminates the EPC Contract; (B) DOE receives a Project Termination Notice and (1) the EPC Contract is terminated by the Owners for convenience or (2) the EPC Contract Termination Consultation Period expires; or (C) a No Replacement EPC Event occurs;

In accordance with Section 10.23(b) of this Agreement, notwithstanding anything in this Agreement to the contrary, during the Interim Period, subsection (ix) above shall not apply and shall be replaced with the following: “(ix)(A)(1) the Borrower decides not to continue with construction of the Project or (2) the Services Agreement is terminated or rejected in a bankruptcy proceeding and either no Triggering Event (as defined in the Triggering Event IP License) has occurred or the Triggering Event IP License is terminated in connection therewith in accordance with the terms of the Triggering Event IP License or (B) the Borrower, or the Owners’ Agent or Operator, as applicable, have not completed the Completion Assessment and entered into the Replacement EPC Arrangements by December 31, 2017.”

(x)                                 the Construction Completion Agreement is terminated by the CCA Contractor; or

(xi)                              a PAE has occurred and (i) no Approval to Continue occurs prior to the earlier of (A) the Chief Executive Officer or Executive Vice President of GPC directing the Chief Executive Officer or Executive Vice President of the Operator to commence the orderly termination of Project work (or orderly termination of Project work otherwise occurs or is directed to occur) and (B) the date 12 months following the occurrence of such PAE, (ii) one or more Deferral Periods has continued for a period of 12 continuous months, or (iii) a vote of the Owners under the Owners Continuation Agreement and Amendment has occurred and (A) less than 90% of the Ownership Interests in the Additional Units have been voted in favor of continuing the construction, completion, testing, startup and pre-operational turnover of the Project and (B) such vote results in the cancellation of the Project (whether immediately or after the negotiation period provided for in Section 2.12(d) of the Owners Continuation Agreement and Amendment); provided however, that in the case of each of clauses (i) and (ii), such 12-

month period may be extended so long as the Borrower certifies to DOE on or before the expiry of the applicable 12-month period (and quarterly thereafter) that the Owners’ Agent has, and is, diligently pursuing a plan to continue the construction, completion, testing, start up and pre-operational turnover activities of the Project; provided further, however, that such extension of time shall terminate on the earlier of (a) the second anniversary of the date of occurrence of the PAE, or (b) the time the Project is canceled in accordance with the Owners Continuation Agreement and Amendment.

“Commercial Operation” With respect to a Unit, midnight following the achievement of all of the following with respect to such Unit: (i) ~~successful completion of the requisite performance tests provided for in the EPC Contract~~occurrence of the Commercial Operations Date under and as defined in the Construction Completion Agreement; (ii) demonstration by the Owners’ Agent that the related transmission facilities have been completed and such Unit is capable of producing and delivering energy to the transmission system; and (iii) such Unit is declared by the Owners’ Agent as available for dispatch.

“Completion Assessment”  The schedule and cost-to-complete assessment, as well as the cancellation cost assessment ~~being~~ prepared by the Borrower and the other Owners as a result of the bankruptcy of the EPC Contractor (with cost assessments provided in Microsoft Excel format).

“Construction Budget” The Construction Budget for each Unit, as updated from time to time by delivery of an updated Construction Budget pursuant to Section 6.1(a) (Information Covenants - Monthly Construction Progress Reports), setting forth all Project Costs with respect to such Unit and containing a reasonably detailed budget of the amounts attributable to the Borrower’s Undivided Interest (each by category on an aggregate basis) to design, develop, construct, and start up such Unit through the anticipated date of Commercial Operation of such Unit (inclusive of the cost of all punch list items for such Unit) under the Project Documents~~.~~ (in Microsoft Excel format).  The Construction Budget shall identify cost categories as “shared” or “Borrower-specific”, include all Borrower financing costs (regardless of NCCR or AFUDC treatment) and separately show contingency as a cost category (as applicable).

“Construction Contractor” Any of (i) the ~~EPC~~Service Provider, (ii) the CCA Contractor, and ~~(ii~~ (iii) the contractor, vendor or supplier under any other Construction Contract.

“Construction Contracts” The ~~documents listed in Section 4.1.2(b)(i) (Construction Contracts)~~ Services Agreement, the Construction Completion Agreement and all Additional Project Documents entered into after the Guarantee Issuance Date that are for any one or more of the following purposes: construction, procurement, installation, or improvement of land, buildings, equipment, or manufacturing facilities for the Project.

“Direct Agreements” (i) The documents listed in Section 4.1.1(e)(i), (ii), (iv) and (vii) (Loan Documents - Direct Agreements) ~~(other than clause (v)) of~~ , (ii) the Bechtel Direct Agreement and (iii) the CCA Guarantor Direct Agreement ~~and (iv) all other agreements entered into with DOE prior to, on, or after the initial Advance under the FFB Credit Facility Documents pursuant to which a Project Participant consents to an assignment for security to the Trustee of the Borrower’s interest in any Project Documents (other than any such agreement entered into with~~

~~respect to the Toshiba Settlement Agreement)~~.

“EPC Contractor” As the context shall require, (a) Westinghouse Electric Company LLC and ~~Stone & Webster,~~WECTEC Global Project Services Inc., collectively or (b) either such Person, individually.

“IP Agreements” ~~Either: (i) from the Guarantee Issuance Date until the effective time of Amendment No. 3 to this Agreement, the Original IP Agreements; or (ii) from and including the effective time of Amendment No. 3 to this Agreement, the Replacement IP Agreements.~~The Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Westinghouse Fuel Assembly Agreement, the BEACON Software Agreement (if any), the Westinghouse License Agreement, the Southern Nuclear Direct Agreement, any replacement agreement for any of the foregoing and any Additional Project Document for the supply of fuel assemblies and/or related required software for the Project.

“Operating Documents” ~~The documents listed in Section 4.1.2(a)(ii) and Section 4.1.2(b)(ii) (Principal Project Documents - Operating Documents).~~ (i) the Fuel Disposal Agreements; (ii) the Nuclear Operating Agreement; (iii) the Westinghouse Fuel Assembly Agreement; (iv) the Westinghouse License Agreement; (v) the Facility Licenses; and (vi) any Additional Project Documents for fuel disposal or assembly or IP Interest.

“Owner Documents”  ~~The documents listed in Section 4.1.2(a)(iii) (Principal Project Documents - Owner Documents) and~~(i) The Development Agreement; (ii) the Nuclear Managing Board Agreement; (iii) the Ownership Agreement; (iv) the Declaration of Covenants; (v) the Cost Allocation Procedures; (vi) the Operating Agreement; (vii) the Owners Continuation Agreement and Amendment; and (viii) all other contracts related to the Project entered into by the Owners related to any adjustments of undivided ownership interests in the Project or any changes material to the role of the Borrower with respect to the Project.

“Principal Project Documents” The Land Documents, the Construction Contracts, the Operating Documents, the Owner Documents ~~and~~, the Letter Agreement for Construction Services, and the Bechtel Guarantee.

“Project Milestone Schedule” ~~" (a) At any time prior to development by the Owners' Agent of a level two schedule of significant development, construction and completion milestones for the completion of Unit 4, the level two schedule of significant development, construction and completion milestones for the completion of Unit 3, and (b) at any time thereafter, the level two schedules~~The level two schedule of significant development, construction and completion milestones for the completion of the Project~~, in each case,~~ prepared by the ~~Owners’ Agent~~Operator, based on the then current working plan of the Operator, as updated from time to time ~~in accordance with the requirements of Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections)~~, by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a) (Information Covenants - Monthly Construction Progress Reports).

“Protected Information”  AP1000 engineering or design or related information of ~~either EPC Contractor individually,~~the Service Provider not included in the public version of the AP1000 Design Control Document, including as a representative list of such information:  calculations for safety-related systems and components; the Plant Design Model referred to in the ~~EPC Contract~~Services Agreement; instrumentation and control functional, system, software and interface requirements and functional logic diagrams; designs, design specifications and qualification reports for safety-related and non-safety related equipment; systems design and design specification documents for safety-related and non-safety related systems; design change packages, including E&DCRs; instrumentation and control architecture diagrams, software verification and validation documentation; testing procedures and test results; component data packages; fabrication and construction drawings; and final plant as-built drawings.

“Settlement Proceeds” ~~As defined in Section 3.3.3(c)(i) (Prepayments - Mandatory Prepayments)~~The $1,104,000,000 received by the Borrower (in its capacity as Owner) from Toshiba Corporation pursuant to the Toshiba Settlement Agreement.

“Summary Project Milestone Schedule- Working Plan” The level one schedule of significant development, construction and completion milestones for the completion of the Project prepared by the ~~Owners’ Agent~~Operator, based on the Operator’s then-current working plan for the Project, as updated from time to time and delivered pursuant to Section 6.1(a)~~, as updated from time to time in accordance with the requirements of Section 5.21 (Project Milestone Schedule; Construction Budget; and Borrower Base Case Projections), by delivery of an updated Project Milestone Schedule pursuant to Section 6.1(a)~~ (Information Covenants - Monthly Construction Progress Reports).

“Transaction Documents” The Project Documents, the Loan Documents and (only with respect to Section 5.8(a) (Governmental Judgments) and Section 10.10 (Limitation on Liability) of this Agreement) the EPC Contract, the Toshiba Settlement Agreement and the Toshiba Guarantee and the Loan Documents.

Annex B

Loan Guarantee Agreement Section 5.26(i) (U.S. Government Requirements — Service Provider and CCA Contractor)

(i)                                     Service Provider and CCA Contractor.

(i)                                     None of the Service Provider, the CCA Contractor, the CCA Guarantor or any of their respective ultimate parent companies, or the successors or assigns of any such Person, is identified as a Prohibited Person on the lists set forth in clauses (i) and (ii) of the definition of Prohibited Person.

(ii)                                  In the Construction Completion Agreement, the CCA Contractor: (A) certified that at all times while the CCA Contractor is performing services under the Construction Completion Agreement that neither it nor its principals is debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in the transactions contemplated by the Construction Completion Agreement by any federal department or agency of the government of the United States of America, (B) agreed to provide immediate written notice to the Owners if the CCA Contractor learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances, and (C) agreed that it shall not knowingly enter into any lower tier covered transaction with a person who is proposed for debarment, debarred, suspended, declared ineligible, or voluntarily excluded from participation in the covered transaction contemplated by the Construction Completion Agreement, unless authorized by the department or agency with which such transaction originated, and shall obtain a certification that the counterparty of any lower tier covered transaction for services under the Construction Completion Agreement is not debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in the covered transaction contemplated by the Construction Completion Agreement by any federal department or agency of the government of the United States of America.

(iii)                               In the Services Agreement, the Service Provider represented and warranted that it is not debarred, suspended or proposed for debarment to any department, agency or other division of the United States government.

Annex C

Loan Guarantee Agreement Section 6.1 (Information Covenants)

Section 6.1 (Information Covenants) shall be replaced in its entirety with the following (changes are marked below):

6.1                         Information Covenants.

At its own expense the Borrower shall (except as otherwise provided in this Section 6.1 with respect to information made available for review through the Restricted Data Site) furnish or cause to be furnished the following items to DOE (x) in unalterable electronic format with a reproduction of the signatures where required, either (1) as an attachment via email or (2) through a confidential password-protected electronic data site that provides, each time a document is uploaded to the data site, prompt notification via email containing a link to such document, which email, in each of cases (1) and (2), shall provide a brief description of such document and a cross-reference to the provision(s) of this Agreement pursuant to which such document is required to be furnished, and (y) upon the reasonable request by DOE, in hard copy with sufficient copies for each Secured Party:

(a)                                 Monthly Construction Progress Reports.  Prior to Commercial Operation of the Second Unit, no later than thirty (30) days following the end of each month:

(i)                                     Intentionally Omitted;

(ii)                                  an unredacted copy of the monthly project status report delivered to the Borrower pursuant to Section 5.5(a) (Monthly Status Reports) of the Services Agreement with respect to such month (the “Service Provider Monthly Reports”) and ~~any other monthly progress reports~~the Monthly Status Report and any report provided pursuant to the Contractor Trend Program (as each such term is defined in the Construction Completion Agreement) delivered to the Borrower ~~during the Interim Period pursuant to any other Replacement EPC Arrangement (~~pursuant to Section 2.3 (Monthly Status Reports; Access to Information) and Section 2.21 (Control Program) of the Construction Completion Agreement (the “CCA Monthly Reports”, together with the Service Provider Monthly Reports, the “Replacement EPC Arrangement Monthly Reports”), which reports shall be provided via the Restricted Data Site;

(iii)                               a copy of the Operator~~'~~’s monthly project report in the form delivered to the Owners (the “Southern Nuclear Monthly Report”) with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such copy shall be provided via the Restricted Data Site;

(iv)                              a copy of the written materials delivered by the Owners~~'~~’ Agent to the

Owners in connection with any monthly project management board meeting, including any reports provided to the Owners pursuant to Section 5.7(c) of the Ownership Agreement (such written materials, the “Project Management Board Monthly Meeting Materials” and, together with the Replacement EPC Arrangement Monthly Report and the Southern Nuclear Monthly Report, the “Monthly Construction Reports”), with respect to such month; provided, however, that if the Borrower determines that such copy contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such copy shall be provided via the Restricted Data Site~~.~~;

(v)                                 ~~The~~the following (as well as the information in paragraphs (vii) through (xiv) of this Section 6.1(a)) shall be included in one or more of the Monthly Construction Reports furnished to DOE each month (and in the case of (A) updated Construction Budgets, no less frequently than quarterly (it being understood and agreed that if a material change to the Construction Budget is made by the Borrower or the Owners’ Agent during any month, such change will be reported with the Monthly Construction Reports for such month) and (B) the performance metrics described in subparagraph (7) below, no less frequently than weekly); provided, however, that if the Borrower determines that any such information to be provided under this paragraph (v) or paragraphs (vi) through (xiv) of this Section 6.1(a) contains confidential trade secret and proprietary information of the Service Provider or the CCA Contractor, then such information shall be provided via the Restricted Data Site:

(1)                                 the status and progress of the development, planning, design, licensing, acquisition, construction, completion, startup and commissioning of each Unit, inclusive of the Owners’ scope of services, including an updated critical path schedule;

(2)                                 summary financial information regarding the construction of the Units, including an updated Construction Budget, Summary Project Milestone Schedule — Working Plan (such updates to include actual dates of completed milestones), Summary Project Milestone Schedule — Regulatory Based (such updates to include actual dates of completed milestones) and Project Milestone Schedule, inclusive of ~~both~~ the Owners’, Operator’s, CCA Contractor’s and the Service Provider’s scope of services, along with an explanation of reasons for any change to or deviations from the most recent prior Construction Budget ~~and Project Milestone Schedule; provided, however, that if the Borrower determines that such Project Milestone Schedule contains confidential trade secret and proprietary information of the Service Provider, then such Project Milestone Schedule shall be provided via the Restricted Data Site;~~(including actual and projected uses of contingency) and Project Milestone Schedule;

(3)                                 the most recent risk register identifying significant events or conditions that could affect the Project (including an estimate of potential expected monetary value);

(4)                                 a listing of change orders formally requested in writing in addition to change orders approved by the Owners during such month, in each case, that, individually or in the aggregate, increases Project Costs by an amount equal to or greater than ten million Dollars ($10,000,000) or extends either the Summary Project Milestone Schedule — Working Plan or the Summary Project Milestone Schedule — Regulatory Based by at least forty-five (45) days, and impact, if any, on the Construction Budget and the Summary Project Milestone Schedule — Regulatory Based;

(5)                                 ~~(3)~~ a ~~Transmission Facilities project report summarizing major activities, budget, schedule and issues specifically affecting design, construction and startup of Transmission Facilities;~~log of changes approved by the Operator’s change control board and impact, if any, on the Construction Budget and Summary Project Milestone Schedule — Regulatory Based;

(6)                                 ~~(4)~~ a summary relating to completed Inspections, Tests, Analyses, and Acceptance Criteria (ITAACs), acceptance and startup tests, and performance tests with respect to the Project, except to the extent the Owners’ Agent is prohibited from providing such information under applicable requirements of the NRC; ~~and~~

(7)                                 until mechanical completion of the Second Unit, metrics (including cost performance index and schedule performance index or, if no longer produced due to the phase of the Project, alternative similar metrics used to evaluate Project performance) providing information, as available, regarding the CCA Contractor’s, the Operator’s and their respective subcontractors’ performance with respect to cost, schedule, staffing levels and earned hours versus planned hours;

(8)                                 metrics providing information regarding the Service Provider’s performance with respect to the Service Provider’s scope of work under the Services Agreement;

(9)                                 as requested by DOE from time to time, earned value management system tracking information to the extent developed by the Owners’ Agent or the Operator; and

(10)                          ~~(5)~~ other matters regarding the Project, including (1) disputes or litigation, (2) legislation or governmental proceedings, (3) delinquent payments under any Project Document or (4) strikes, slowdowns or work stoppages, in each case, to the extent such other matters are material to the Construction Budget, the Summary Project Milestone Schedule — Regulatory Based or the ability of the Project to be completed or operated~~.~~;

(vi)                              ~~The~~the Borrower agrees that representatives of the Borrower shall, at DOE’s request, meet with the Lender’s Engineer (and, if DOE requests, with representatives of DOE) on a mutually acceptable date (in person or telephonically) each month to discuss the most recent Replacement EPC Arrangement Monthly ~~Report~~Reports and any other reports and information required to be provided pursuant to this Section 6.1(a).  The Borrower shall use its commercially reasonable efforts to provide DOE and/or the Lender’s Engineer with such additional information reasonably requested by DOE and/or the Lender’s Engineer based on their review of the Monthly Construction Reports, and shall use its commercially reasonable efforts to address questions from DOE and or the Lender’s Engineer with respect to the performance of the Operator, the CCA Contractor and the Service Provider;

(vii)                           notices to Owners or Governmental Authorities related to releases of Hazardous Materials and material violations of Environmental Law, in each case with respect to the Project;

(viii)                        in each case, to the extent such matters are material to the Construction Budget, the Summary Project Milestone Schedule — Regulatory Based or the ability of the Project to be completed or operated, (A) notice from the Owners to the CCA Contractor to stop work for convenience; (B) notice of expenditures equal to 25%, 50%, 75% and 100% of Contingency (as defined in the Construction Completion Agreement) or notice that the trend indicates that the Combined Construction Cost will be more than 101.5% of the Target Construction Cost (as each such term is defined in the Construction Completion Agreement); (C) notice that an Adjustment Event (as defined in the Construction Completion Agreement) has occurred; (D) notice of any NRC Change in Law (as defined in the Construction Completion Agreement); and (E) notices of disputes that are being submitted to the Dispute Resolution Board (as defined in the Construction Completion Agreement) or to arbitration;

(ix)                              notice of Mechanical Completion (as defined in the Construction Completion Agreement) and Final Completion (as defined in the Construction Completion Agreement);

(x)                                 any material change to the Target Construction Cost, Earned Fee or Schedule Earned Fee (as each such term is defined in the Construction Completion Agreement);

(xi)                              a copy of the annually adjusted expected funding profile provided in accordance with Section 8.2.4 (Monthly Payment for Estimated Reimbursable Costs) of the Construction Completion Agreement;

(xii)                           a copy of any Recovery Plan (as defined in the Construction Completion Agreement);

(xiii)                        an update on the status of any outstanding PAE; and

(xiv)                       any information with respect to any Davis-Bacon Action required to be reported on a monthly basis pursuant to Section 6.13(h)(iii).

(b)                                 Operation Period Reporting.

(i)                                     Plans and Budgets.  Promptly following approval by the Nuclear Managing Board, a copy of each of the following with respect to each Unit:

(1)                                 each Strategic Plan;

(2)                                 each Fuel Plan;

(3)                                 each Operation and Maintenance Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board);

(4)                                 each New Investment Budget (and the details of any deviations from the applicable Strategic Plan identified by the Operator to the Nuclear Managing Board); and

(5)                                 each Fuel Budget.

(ii)                                  Formal Routine Information; Reports.  Promptly following delivery to the Owners, a copy of each of the following with respect to each Unit:

(1)                                 Annual Energy Estimates.  Each written energy estimate projecting the estimated generation for such Unit during the succeeding five calendar years in accordance with Section 5.1.1.1 of the Nuclear Managing Board Agreement;

(2)                                 Annual and Monthly Benchmark Performance Data.  (A) Annually, each comparison of the performance of such Unit relative to other similar units and plants in the United States and (B) monthly, each comparison of the performance of such Unit for the preceding month relative to the INPO performance index (both component and aggregate), in each case provided pursuant to Section 5.1.1.2 of the Nuclear Managing Board Agreement;

(3)                                 Monthly Plant Budget Reports.  Each report provided pursuant to Section 5.1.1.3 of the Nuclear Managing Board Agreement showing actual costs for operation and maintenance services, new investment services and fuel services at such Unit with comparisons to the respective budgets for such services; and

(4)                                 Bimonthly Strategic Plan Reports.  Each report provided pursuant to Section 5.1.1.4 of the Nuclear Managing Board Agreement showing actual performance for each Unit compared to goals and strategic objectives contained in the Strategic Plan for such Unit.

(iii)                               Formal Routine Information: INPO Evaluations and Assessments.  To the extent permitted under applicable proprietary information agreements with INPO, the Borrower shall make available for review by DOE or any Independent Consultant during visits to the Project Facility the evaluations and assessments of each Unit by INPO, promptly after the Operator has made such evaluations and assessments available for review by the Owners pursuant to Section 5.1.1.5 of the Nuclear Managing Board Agreement.

(iv)                              Formal Routine Information: Upon Request.  Upon request by DOE, a copy of any of the following:

(1)                                 Audit Reports.  Any financial or accounting reports concerning each Unit that are made available for review by the Owners pursuant to Section 5.1.1.7 of the Nuclear Managing Board Agreement, and that contain the results of audits by or for the Borrower, the Operator, Southern Company Services, Inc. or

any Affiliate of Southern Company, for any Owner or its Affiliates, or by any regulatory agency;

(2)                                 Correspondence to and from NRC.  Any correspondence to or from the NRC concerning each Unit that is available to the Owners pursuant to Section 5.1.1.8 of the Nuclear Managing Board Agreement; and

(3)                                 Correspondence to and from Georgia Environmental Protection Division.  Any correspondence to or from the Georgia Environmental Protection Division concerning each Unit that is available to the Owners pursuant to Section 5.1.1.9 of the Nuclear Managing Board Agreement.

(v)                                 Formal Routine Information: Minutes of Meetings with the Nuclear Managing Board.  Promptly following approval by the Nuclear Managing Board in accordance with Section 2.7 of the Nuclear Managing Board Agreement, a copy of the minutes of each Nuclear Managing Board meeting that refer to matters concerning either or both Units.

(vi)                              Formal Non-routine Information.

(1)                                 Changes to Operator’s Organizational Structure.  Promptly following delivery to the Owners pursuant to Section 5.1.2.2 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding any change to the organizational structure of the Operator to the extent that such change has a material effect on the Operator’s personnel who are dedicated to each Unit; and

(2)                                 Changes in Key Plant Personnel.  Promptly following delivery to the Owners pursuant to Section 5.1.2.3 of the Nuclear Managing Board Agreement, a copy of any material information reported by the Operator to the Owners regarding the replacement of (A) the individual occupying the position of General Manager of each Unit, and the successors of such replacement, and (B) any officer of the Operator having responsibility for each Unit, and the successors of such replacement.

(c)                                  Quarterly Financial Statements and Reports.  Not later than sixty (60) days after the end of the first three fiscal quarters of each Fiscal Year, unaudited Financial Statements and reports of the Borrower as at the end of such quarterly period.

(d)                                 Annual Financial Statements and Reports.  Not later than one hundred twenty (120) days after the end of each Fiscal Year:

(i)                                     audited Financial Statements of the Borrower as at the end of such Fiscal Year, including the related report or reports of the Borrower’s Accountant; and

(ii)                                  a discussion and analysis by the management of the Borrower of the Borrower’s business and operations at the end of such Fiscal Year (which may be satisfied by delivery of the Management’s Discussion and Analysis of Financial Condition and Results of Operation filed with the Securities and Exchange Commission).

(e)                                  ~~Certification by~~Certifications — Financial ~~Officer.~~  Statements; Certain Retired Bondable Property.

(i)                                     Each time Financial Statements of the Borrower are delivered pursuant to clauses (c) and (d)(i) ~~hereof,~~of this Section 6.1, such Financial Statements shall be certified by a Financial Officer of the Borrower as having been prepared in accordance with Accounting Requirements (except for the absence of footnotes and, in the case of unaudited Financial Statements, subject to changes resulting from audits and normal year-end adjustments and, in the case of audited Financial Statements, changes with which the Borrower’s Accountant shall concur) on a consistent basis and as fairly presenting in all material respects the financial condition of the Borrower as of the date thereof and the results of operations and cash flows of the Borrower for the periods presented.  Such certification shall also include a certification that (x) no Potential Default (other than any Potential Default that would become a Specified Event of Default), Event of Default (other than any Specified Event of Default), Potential Alternate Amortization Event or Alternate Amortization Event has occurred and is continuing and (y) to the Borrower’s Knowledge, no Potential Default that would become a Specified Event of Default and no Specified Event of Default has occurred and is continuing, or if such certification cannot be made, the nature and period of existence of such Event of Default, Potential Default, Potential Alternate Amortization Event or Alternate Amortization Event and what corrective action the Borrower has taken or proposes to take with respect thereto.

(ii)                                  If the Borrower has treated any Bondable Property, which Bondable Property would otherwise be considered as Retired, as not being considered Retired pursuant to the proviso relating to the recovery of a regulatory or similar asset in the definition of Retired in the Mortgage Indenture, within one hundred twenty (120) days after the close of each Fiscal Year during the period such Bondable Property is not considered Retired and otherwise from time to time as DOE shall request during the entirety of the period in which such Bondable Property continues to not be considered as Retired, the Borrower shall deliver to DOE a written statement, including supporting documentation, signed by its President and Chief Executive Officer confirming continued amortization and recovery of such regulatory or similar asset in accordance with such proviso, with such written statement and supporting documentation to be in such form as DOE may reasonably request.

(f)                                   Borrower Base Case Projections.  So long as any amount of the DOE Guaranteed Loan remains outstanding, not later than one hundred twenty (120) days after the end of each Fiscal Year, updated Borrower Base Case Projections and a summary of the underlying assumptions and explanations thereto.

(g)                                  Notice to RUS.  As soon as practicable, copies of any written notice delivered by the Borrower to RUS pursuant to Section 9.1 of the RUS Loan Contract.

(h)                                 Reporting Obligations; 5 Business Day Notices.  Promptly, but in any event within five (5) Business Days (except as provided in clause (vii) of this Section 6.1(h)), in each case after the Borrower obtains Knowledge thereof:

(i)                                     notice of any event that constitutes an Event of Default, Potential Default Potential Alternate Amortization Event, or Alternate Amortization Event specifying the nature thereof, together with a Borrower Certificate indicating any steps the Borrower, the Owners’ Agent or the Operator has taken or proposes to take to remedy the same;

(ii)                                  notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, the Owners’ Agent, or the Operator or their participation in the Project, in each case that has had, or would reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated;

(iii)                               notice of the occurrence of any event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower, the Owners’ Agent or the Operator or their participation in the Project, in each case that has resulted in, or the Borrower believes will result in, Public Inquiries;

(iv)                              notice and a copy of any of the following communications with respect to the Project received by the Borrower, the Owners’ Agent or the Operator from the NRC: (1) notice of a potential violation of severity level III or higher (or its equivalent level in subsequent versions of the NRC Enforcement Policy); (2) Red, Yellow or White NRC Inspection Finding (or its equivalent in subsequent versions of the Reactor Oversight Policy); (3) notice to stop work or shut down or show cause; (4) Demand for Information under 10 CFR § 50.54(f) or 10 CFR § 2.204; or (5) any other immediately effective, unilateral docket-specific non-routine communication requiring action by any licensee with respect to the Project except, in each case, to the extent the Borrower, the Owners’ Agent or the Operator is prohibited from doing so by Governmental Rule;

(v)                                 notice of:

(1)                                 any complaint, order, directive, claim, citation, designation or notice by any Governmental Authority with respect to the Project received by the Borrower, the Owners’ Agent or the Operator relating to any actual or potential material non-compliance with its then-existing obligations under Environmental Laws; and

(2)                                 within thirty (30) days after notice is provided pursuant to clause (1) of this Section 6.1(h)(v), the Borrower shall provide to DOE a written description of any steps the Borrower,  the Owners’ Agent or the Operator is taking and proposes to take with respect to the matters described in such notice;

(vi)                              notice and a copy of any stop work order issued by the Borrower, the Owners’ Agent or the Operator to the CCA Contractor with respect to any work on the Project (other than any suspension of work for convenience for which advance notice has been provided under Section 6.14 (Suspension of ~~EPC Contract~~Construction Completion Agreement)); and

(vii)                           any item required to be delivered by the Borrower pursuant to Section 6.13(h)(ii) or Section 6.13(h)(iv), in each case subject to the time for delivery provided therein;

(viii)                        notice of the occurrence of any PAE;

(ix)                              notice of any vote by the Owners related to a PAE;

(x)                                 copies of any written correspondence issued to the CCA Contractor or Service Provider pursuant to Article 39 (Notices) of the Construction Completion Agreement or Article 15 (Contract Administration Notices) of the Services Agreement, respectively, regarding ability to perform under such agreements or directing or requesting action to improve performance under the Construction Completion Agreement or Services Agreement, respectively, with respect to adherence to construction budget or schedule;

(xi)                              notice and a copy of any change to the Borrower’s credit rating or credit rating outlook published by S&P, Moody’s or Fitch; and

(xii)                           copies of any written correspondence or other documents delivered or received pursuant to any exercise of rights under Section 7.11 (Alternative Contribution Percentages) of the Ownership Agreement;

provided, however, that if the Borrower determines that any notice or other document required to be delivered pursuant to this Section 6.1(h) (other than any item required to be delivered pursuant to Section 6.13(h)(iv)) contains confidential trade secret or proprietary information of the ~~EPC~~Service Provider or the CCA Contractor, then such notice or document shall be provided via the Restricted Data Site.

(i)                                     Governmental and Environmental Indemnity Claims and Reports.

(i)                                     Simultaneously with or promptly following any notification or report to the NRC with respect to (A) any event or condition required to be reported to the NRC within seven days or less under 10 CFR Part 73 (each such event, a “Safeguards Event”) or (B) any accident related to the Project having a material and adverse impact on the environment or on human health (including any accident resulting in the loss of life), notice of such Safeguards Event accident, notification or report, and, within ten (10) days thereafter, a copy of such notification or report and, to the extent not included in the notification or report to the NRC, a report describing such Safeguards Event or accident, the impact of such Safeguards Event or accident and the remedial efforts required and (as and when taken) implemented with respect thereto, provided that the Borrower shall not be required to disclose any information pursuant to this paragraph (~~h~~i)(i) to the extent it is prohibited from doing so by Governmental Rule or to the extent such information otherwise is security-related sensitive information that is not ordinarily disclosed to the public under standard nuclear operating practices;

(ii)                                  within one hundred five (105) days after the close of each Fiscal Year, a report, satisfactory to DOE in its reasonable discretion, summarizing any notices received by the Borrower or, to the Borrower’s Knowledge, the Owners’ Agent or the Operator with respect to any material alleged or actual violations of Environmental Laws or Required Consents in connection with the Project over the preceding year, with sufficient information (as determined by DOE) to allow DOE to monitor the Project’s performance with respect to the contest of such alleged violations and the cure of such actual violations and its compliance with Environmental Laws and Required Consents and including a narrative summary of (A) the results of environmental monitoring or sampling activity and (B) any violations of Environmental Laws or

Required Consents identified by any Governmental Authority and any remedial action taken with respect thereto and a description of any steps the Borrower, the Owners’ Agent or the Operator is taking and proposes to take with respect thereto; provided that the Borrower shall not be required to disclose information in such report to the extent it is prohibited from doing so by Governmental Rule.

(j)                                    Safety Audit Reports.  Within ten (10) days after any such report is submitted, a copy of any safety audit report with respect to the Project submitted by the Borrower (or on behalf of the Borrower) or the Operator to any Governmental Authority; provided that the Borrower shall not be required to disclose information in any such report to the extent it is prohibited from doing so by Governmental Rule.

(k)                                 Exchange Reports and Filings.  Promptly following transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and periodic reports, if any, which the Borrower has delivered to the Securities and Exchange Commission or any successor regulatory authority.

(l)                                     Insurance Certificates.  Certificates of insurance (and, if requested by DOE, certified copies of any insurance policies) evidencing the Required Insurance in accordance with, and at the times required by, Schedule 6.3.

(m)                             Additional Monthly Reporting;  Project Documents, Required Consents, Casualty Damages, Authorized Officials.  No later than thirty (30) days following the end of each month, the Borrower shall provide DOE with:

(i)                                     an up-to-date list, to the Borrower’s Knowledge, of all Additional Project Documents, together with a copy of each Additional Project Document (which copy, in the case of any Fuel Supply Agreement or the BEACON Software Agreement (if any), shall be provided via the Restricted Data Site) entered into during such month (unless, in each case, there have been no changes since the end of the preceding month, in which case the Borrower shall state the same);

(ii)                                  an up-to-date list of all Borrower Required Consents and, to the Borrower’s Knowledge, all other Required Consents including an updated schedule reflecting the status of such Required Consents (unless there have been no changes during such month, in which case the Borrower shall state the same) and promptly following DOE’s request, any Borrower Required Consent and, to the extent made available to the Borrower, a copy of any other Required Consent in such list that has been obtained;

(iii)                               a list~~,~~ (x) of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, any Project Document executed by the Borrower or Borrower Required Consent during such month, and (B) promptly following DOE’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing and (y) to the Borrower’s Knowledge, of (A) any termination, amendment or material waiver or breach of, or material notices and correspondence with respect to, any other Project Document (other than the Services Agreement, the IP License, the Triggering Event IP License, the ~~Toshiba Settlement~~Construction Completion Agreement,

the Toshiba Guarantee, the ~~Shaw Guarantee~~Toshiba Settlement Agreement, the Westinghouse License Agreement, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement or the BEACON Software Agreement (if any)) or Required Consent during such month, and (B) promptly following DOE’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing;

(iv)                              a list of (A) any termination, amendment or material waiver or breach of, or material notices and material correspondence with respect to, the Services Agreement, the IP License, the Triggering Event IP License, the Construction Completion Agreement, the Toshiba Settlement Agreement, the Toshiba Guarantee, the ~~Shaw Guarantee, the~~ Westinghouse License Agreement, the Westinghouse Fuel Assembly Agreement~~,~~ any other Fuel Supply Agreement or the BEACON Software Agreement (if any) during such month, and (B) promptly following DOE~~’~~’s request, a copy of any of the foregoing or any agreement, instrument or other document giving effect to any of the foregoing, which copy shall be provided via the Restricted Data Site;

(v)                                 notice of any material changes in any Required Insurance with respect to the Project, including any proposed material changes to the Required Insurance that have been accepted by the Borrower or the Owners’ Agent and the provider of such Required Insurance but that have yet to become effective;

(vi)                              notice of any challenges to or appeals of any of the COLs filed with any Governmental Authority, and notice of any additional conditions to any of the COLs imposed since the last report under this Section 6.1(m)(vi) that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated~~.~~;

(vii)                           (A) notice of any correspondence to or from the NRC that identifies an event, condition or other matters that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE’s request, delivery of a copy of any of the foregoing notices or correspondence except to the extent that the Borrower is prohibited from doing so by Governmental Rule;

(viii)                        notice of any report filed by the Borrower, the Owners’ Agent or the Operator (or, if the Borrower receives a copy or notice thereof, by any Construction Contractor, Fuel Supply Contractor or Fuel Disposal Contractor) with any Governmental Authority other than the NRC that identifies an event, condition or other matters that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Project to be completed or operated, and (B) promptly following DOE’s request, delivery of a copy of any such report except to the extent that the Borrower is prohibited from doing so by Governmental Rule;

(ix)                              notice of any material casualty damages or losses with respect to the Project during such month; and

(x)                                 notice of any change in the Authorized Officials of the Borrower, together with an amended incumbency certificate of the Borrower reflecting such change and including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person.

(n)                                 Wholesale Power Contracts.  Promptly following its Knowledge thereof, the Borrower shall provide DOE notice of:

(i)                                     any Wholesale Power Contract becoming an Ineffective Wholesale Power Contract; and

(ii)                                  any pending or threatened legal, arbitration or governmental actions or proceedings that would reasonably be expected to result in any Wholesale Power Contract becoming an Ineffective Wholesale Power Contract.

(o)                                 Other Information.  As soon as reasonably available through the use of commercially reasonable efforts by the Borrower following such request, such other information or documents reasonably related to the Project or the Borrower’s obligations under the Loan Documents as DOE or any Independent Consultant may reasonably request.

(p)                                 Information Made Available.

(i)                                     (A) The information that will be made available to DOE from and after the date hereof is as set forth in the Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law; and

(ii)                                  The Borrower acknowledges that (A) prior to the date hereof it made available to DOE information (including correspondence, books, documents, papers and records) in connection with the pre-application, the Application, the negotiation and execution of the Conditional Commitment and the negotiation and execution of this Agreement and the other Loan Documents, and (B) such information will be made publicly available to the extent required by applicable federal law.

(q)                                 Restricted Data Site.

(i)                                     At all times, the Borrower shall maintain the Restricted Data Site and ensure that complete, unredacted electronic copies of the EPC Contract, the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any), all Replacement EPC Arrangement Monthly Reports required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(ii), all Project Management Board Monthly Meeting Materials that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(~~iii~~iv), all Southern Nuclear Monthly Reports that are required to be made available via the Restricted Data Site pursuant to Section 6.1(a)(iv), each Project Milestone Schedule that is required to be made available on the Restricted Data Site pursuant to Section 6.1(a)(v)(2) and all notices and other documents that are required to be made available via the Restricted Data Site pursuant to Section 4.1.4, Section 4.2.2, Section 6.1(a)(v) through Section 6.1(a)(xiv), Section 6.1(h) or Section 6.1(m)(i) or (iv), are available on the Restricted Data Site for review (but not downloading or printing) from time to time by (A) employees of DOE, and

(B) attorneys with DOE~~'~~’s outside legal counsel, ~~Chadbourne & Parke~~Norton Rose Fulbright US LLP, and nuclear regulatory specialist attorneys with DOE~~'~~’s outside legal counsel for nuclear regulatory matters, Hunton ~~& Williams~~Andrews Kurth LLP, in each case on a need to know and use basis solely for the purpose of monitoring the Project in connection with their work in relation to the DOE Guaranteed Loans of the Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that access by attorneys described in clause (B) of this Section 6.1(q)(i) shall be limited to the EPC Contract, the Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Toshiba Guarantee, the Shaw Guarantee, the Software License, the Westinghouse Fuel Assembly Agreement, any other Fuel Supply Agreement, the Westinghouse License Agreement, the BEACON Software Agreement (if any) and any notices and other documents required to be provided via the Restricted Data Site pursuant to Section 4.1.4, Section 4.2.2, Section 6.1(a)(v) through Section 6.1(a)(xiv), Section 6.1(h) or Section 6.1(m)(i) or (iv), and provided further, that such access shall be subject to each such law firm and each such individual attorney being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-1.  In addition, access to the Restricted Data Site shall be further conditioned on each such firm acting as outside legal counsel to DOE, including each employee of such firm or company, not being a ~~"~~“competitor of Westinghouse~~" or a "competitor of Stone & Webster” (as each such term is~~” (as defined in Exhibit L-3).  Notwithstanding the foregoing, any such reports or other documents to be provided on the Restricted Data Site, to the extent such documents contain sensitive or protected information of the CCA Contractor’s or the Service Provider’s employees or other personnel working on the Project, may have such sensitive or protected information redacted.

(ii)                                  With respect to any report or other document required to be made available on the Restricted Data Site, the Borrower shall also make such report or other document available in its offices for review by employees of the Lender’s Engineer, on a need to know and use basis solely for the purpose of monitoring the Project and the DOE Guaranteed Loans of Borrower (and not with respect to any DOE guaranteed loans not related to the Project); provided, that such access shall be subject to the Lender’s Engineer and each employee of the Lender’s Engineer being granted such access, executing and delivering to the Borrower a nondisclosure agreement in the form attached hereto as Exhibit L-2.  In addition, access to the Restricted Data Site shall be further conditioned on such company acting as Lender’s Engineer, including each employee of such company, not being a ~~"~~“competitor of Westinghouse~~" or a "competitor of Stone & Webster" (as each such term is~~” (as defined in Exhibit L-3), provided that such condition shall not apply to MPR Associates, Inc. or any of its employees, notwithstanding that it may be a “competitor of Westinghouse” ~~or a “competitor of Stone & Webster”~~.  Notwithstanding the foregoing, to the extent any such reports or other documents to be made available in the Borrower’s office for review by the Lender’s Engineer contain:

(A)                               Protected Information or CCA Protected Information, such reports or other documents may have such Protected Information or CCA Protected Information redacted; provided that, notwithstanding any such redaction, the Monthly Construction Reports made available for review by the Lender’s Engineer shall contain a level of substantive information with respect to the Project that is substantially consistent with the level of substantive information contained in such Monthly Construction Reports delivered or made available to the Lender’s Engineer prior to the Guarantee Issuance Date; provided further, that in the event DOE notifies the Borrower that DOE requires the Lender’s Engineer to review any such redacted information on the grounds that disclosure of such information to Lender’s Engineer is necessary in connection with the administration, preservation, protection or enforcement of any of the Loan Documents, or of any Secured Party’s rights thereunder or in connection therewith, ~~OPC~~the Borrower agrees that it will seek disclosure of such redacted information from ~~either or both EPC Contractors~~the Service Provider or the CCA Contractor (as applicable), in the same manner and based on the same principles as would apply in connection with a request by the Owners to the ~~EPC Contractor~~Service Provider for disclosure of ~~Contractor~~Service Provider Non-Disclosable Information (as defined in the ~~EPC Contract) pursuant to Section 19.3(e) of the EPC Contract~~Services Agreement) pursuant to Section 14.5 of the Services Agreement or to the CCA Contractor for disclosure of CCA Protected Information pursuant to Section 22.2 of the Construction Completion Agreement.  To the extent that the Borrower obtains permission from ~~either or both EPC Contractors~~the Service Provider or the CCA Contractor (as applicable) to disclose such redacted information through its exercise of the procedures set forth in Section ~~19.3(e) of the EPC Contract~~14.5 of the Services Agreement or Section 22.2 of the Construction Completion Agreement (as applicable), the redacted information shall be made available by the Borrower to the Lender’s Engineer in the same manner and under the same conditions as the same redacted information has been made available by ~~either or both EPC Contractors~~the Service Provider or the CCA Contractor (as applicable) to the Borrower in accordance with the procedures set forth in Section ~~19.3(e) of the EPC Contract~~14.5 of the Services Agreement or Section 22.2 of the Construction Completion Agreement (as applicable); and

(B)                               sensitive or protected information of the ~~EPC~~Service Provider’s or the CCA Contractor’s employees or other personnel working on the Project, such reports or other documents may have such sensitive or protected information redacted.

(iii)                               Notwithstanding anything in Section 4.1.2(b), 4.1.4, 4.2.2, 6.1(a)(ii)~~,~~ through (~~iii) (iv)~~xiv), or ~~(v)(2),~~ 6.1(h) or 6.1(m)(i) or (iv) to the contrary, at DOE~~'~~’s request:

(1)                                 the Borrower shall grant access to the Restricted Data Site on a need to know basis to any of the following Persons identified by DOE to the Borrower in writing (other than any such Person, including the employees and advisors of such Person, that is a ~~"~~“competitor of Westinghouse~~" or a "competitor of Stone & Webster" (as each such term is~~” (as defined in Exhibit L-3)):

(A)                               following notice from DOE to the Borrower that an Event of Default has occurred and is continuing, any potential transferee of the Borrower~~'~~’s Undivided Interest; or

(B)                               following receipt by DOE of a ~~"~~“Project Termination Notice~~"~~ ”  (as defined in the Owners Direct Agreement), any potential transferee of (x) the rights and obligations of any ~~"Non-Continuing Owner" (as defined in the Owners Direct Agreement) under the EPC Contract~~Owner under the Construction Completion Agreement or the Services Agreement (as applicable) or (y) the “Ownership Interest” (as defined in the Ownership Agreement) of any ~~Non-Continuing~~ Owner; ~~or (C) following any termination of the EPC Contract, any potential transferee of DOE’s rights under the Westinghouse Letter Agreement;~~ and provided, that, such access shall be conditioned upon: (i) DOE providing notice to the Borrower of the identity of any potential transferee(s) not less than five (5) Business Days prior to providing access to such potential transferee(s) such that the Borrower may notify the ~~EPC~~Service Provider or the CCA Contractor (as applicable) and object to providing information to such potential transferee(s) if provision of information to such potential transferee(s) would be in violation of this Section 6.1(q)(ii); and (ii) the execution and delivery by such Person, including each employee or advisor of such Person granted such access on a need to know basis of a nondisclosure agreement in a form acceptable to the ~~EPC~~Service Provider or the CCA Contractor (as applicable), with such acceptance not to be unreasonably withheld;

(2)                                 the Borrower shall promptly provide to DOE complete, unredacted hard copies of the ~~EPC Contract~~Services Agreement, the Facility Licenses, the Construction Completion Agreement, the Westinghouse Fuel Assembly Agreement, the Westinghouse License Agreement, the Software License, the BEACON Software Agreement (if any), any of the Replacement EPC Arrangement Monthly Reports, or any of the Project Management Board Monthly Meeting Materials and Southern Nuclear Monthly Reports described in clause (i) of this Section 6.1(q), (i) following receipt of notice from DOE that it intends to exercise any of its rights and remedies in connection with an Event of Default that has occurred and is continuing, (ii) following delivery of a Project Termination Notice, (iii) as DOE may require in order to comply with any Governmental Rule or Governmental Judgment (including any subpoena), or (iv) as required to respond to, defend or evaluate any action, claim, suit, litigation, proceeding or governmental investigation or inquiry to which DOE is a party.

Annex D

Loan Guarantee Agreement Section 7.7(c)

(Limitations on Certain Types of Contracts)

Section 7.7(c) (Limitations on Certain Types of Contracts) shall be replaced in its entirety with the following (changes are marked below):

(c)                                  ~~Impairment~~Amendment of ~~Consent Rights under~~Certain Project Documents.

(i)                                     The Borrower shall not, without first complying with the requirements of Section 7.10 (Notice to DOE; Objection of DOE), enter into or otherwise agree to any amendment or modification to (~~i~~A) (~~A~~x) Section 5.6 (Management Audit; Access to Records) of the Ownership Agreement, Section 7.8 (Cost Audits) of the Ownership Agreement, or  (~~B~~y) any Project Document to which the Borrower is a party that limits, conditions or removes any right the Borrower has thereunder as of the date hereof to consent to, reject or approve any action to be taken by the Owners’ Agent or the Operator on behalf of the Owners, to cause a Disposition of all or any part of the Project, (~~ii~~B) any provision of the Owner Documents listed on Schedule 7.4, or (~~iii~~C) any provision of the Nuclear Operating Agreement listed on Schedule 7.4, other than any such agreement or modification (x) that is necessary to comply with the requirements of any Governmental Rule, including any requirements of the NRC or (y) that relates exclusively to Plant Vogtle Units 1 and 2 and/or Plant Hatch Units 1 and 2 and that does not relate to the Project.

(ii)                                  The Borrower shall not, without the prior written consent of DOE, exercise any approval right it may have under Section 2.2 of the Owners Continuation Agreement and Amendment with respect to amendments to the following:

(3)                                 any of the following provisions of the Services Agreement:

(A)                               Section 4.6 (Subcontractors) of the Services Agreement, but only to the extent that such amendment could reasonably be expected to adversely impact (x) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Services Agreement or Facility Licenses or (y) the assignability of (or obligation of the Service Provider, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part;

(B)                               Article 6 (IP Deliverables) of the Services Agreement;

(C)                               Section 16.4 (Intellectual Property Infringement) of the Services Agreement;

(D)                               Section 17.5 (Springing License Exclusive Remedy) of the Services Agreement;

(E)                                Section 21 (Assignment) of the Services Agreement;

(F)                                 Exhibit C (Rates and Invoicing) of the Services Agreement; but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to affect the pricing, charge, fee, or licensing or royalty charge associated with the development of, access to, delivery or Owners’ use of the Facility IP (as defined in the Services Agreement);

(4)                                 any of the following provisions of the Letter Agreement for Construction Services;

(A)                               Section 3(a) (Assignment to Successor/Replacement of Co-owners’ Agent);

(B)                               Section 3(c) (Vendor and Supplier Confidential Information);

(C)                               Section 6 (Audit Obligations);

(D)                               Section 7 (Third-Party Beneficiaries);

(E)                                Section 8 (Term and Termination) (second paragraph and clauses (i) and (ii)); and

(F)                                 Section 9 (Plant Access and Safety Conscious Work Environment) (with respect to the last sentence only); or

(5)                                 any of the following provisions of the Construction Completion Agreement:

(A)                               Section 3.2 (Contractor-Managed Subcontract Scope), but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (x) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Construction Completion Agreement or any subcontract thereunder or (y) the assignability of (or obligation of the CCA Contractor, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part;

(B)                               Section 16.3 (Intellectual Property Indemnity);

(C)                               Section 24.1.2 (Transfer of Title; Intellectual Property), but only to the extent that such amendment, modification, replacement, supplement, consent or waiver could reasonably be expected to adversely impact (x) any Intellectual Property Rights or rights in Technology provided or to be provided pursuant to the Construction Completion

Agreement or any subcontract thereunder or (y) the assignability of (or obligation of the CCA Contractor, or any other party to any such subcontract, to assign, or procure or permit the assignability of) any such rights in whole or in part; or

(D)                               Section 40.1 (Assignment).

Annex E

Loan Guarantee Agreement Exhibit B Paragraph 14 (Forward-Looking Statements)

14.       Forward-Looking Statements.  With respect to preparation or update by any Person of budgets, projections or other forward-looking plans and forecasts (including the Construction Budget, the Financial Plan, the Advance Schedule, the Borrower Base Case Projections, the Summary Project Milestone Schedule — Regulatory Based, the Anticipated Completion Date, reports under the Nuclear Managing Board Agreement, and all estimates with respect to Project Costs), such Person shall be deemed to represent only that such budgets, projections and forward-looking plans and forecasts were prepared in good faith based upon assumptions believed by such Person to be reasonable at the time of their preparation or update; provided that, with respect to the Project Milestone Schedule and the Summary Project Milestone Schedule — Working Plan, such Person shall be deemed to represent only that such projections and forward-looking plans and forecasts were prepared in good faith and accurately reflect such Person’s then-current working plan for construction of the Project at the time of their preparation or update.

Annex F

Loan Guarantee Agreement Exhibit M (Form of Project Cost Spreadsheet)

	Previously reviewed costs	Advance Request Period
(in $000’s)	(through [ ])	([ ] through [ ])	Total Costs

Total Amount of Eligible Project Costs

Original EPC (Shared)
Original EPC Scope Change (Shared)

Total Owners’ Cost (Shared)

Start Up & Testing (Shared)

Interconnect (Shared)

DOE Loan Guarantee Support Costs (Shared)

Nuclear Fuel (with Debt Financing) — Eligible (3%) (Shared)

Interim Payments & Liens (Shared)

Site Construction (Shared):
Engineering
Procurement
Contract Construction
Construction Support & Project Management
Total Site Construction (Shared)

Vogtle 3&4 Debt Financing (OPC Specific)

OPC Owner’s Costs (legal/regulatory) (OPC Specific)

Ad Valorem — Capitalized (OPC Specific)